Exhibit 99.1

Natus Medical Announces Fourth Quarter and Full Year 2010 Results

SAN CARLOS, Calif. (March 1, 2011) – Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the fourth quarter and full year ended December 31, 2010.

For the fourth quarter ended December 31, 2010, Natus reported revenue of $63.2 million, compared to $51.4 million reported in the comparable quarter of the previous year. Net income was $5.2 million, or $0.18 per diluted share, for the fourth quarter of 2010, compared with net income of $4.0 million, or $0.14 per diluted share, for the fourth quarter of 2009. On a non-GAAP basis the Company reported net income of $7.0 million, or $0.24 per diluted share, for the fourth quarter of 2010, compared with net income of $4.8 million, or $0.17 per diluted share, for the fourth quarter of 2009.

For the year ended December 31, 2010, Natus reported revenue of $218.7 million, compared to $166.4 million reported in 2009. Net income was $12.0 million, or $0.41 per diluted share for the year ended December 31, 2010, compared to net income of $11.3 million, or $0.40 per diluted share in 2009. On a non-GAAP basis the Company reported net income of $19.1 million, or $0.65 per diluted share, for the full year 2010, compared with net income of $14.5 million, or $0.51 per diluted share, for the full year 2009.

“I am very pleased with our fourth quarter and 2010 results, as we exceeded our expectations in both revenue and earnings,” said Jim Hawkins, Chief Executive Officer of Natus. “We experienced strong demand in all of our product categories, particularly newborn care, newborn hearing, and neurology in both the United States and International markets.”

“Our non-GAAP gross profit of approximately 60% in the fourth quarter was especially satisfying considering the impact on the quarter of our October 2010 acquisition of Medix, which has a historical gross profit percentage in the mid-forties. Early this year, we instituted price increases across all our product lines that will take effect throughout the first half of the year. While we have experienced increased costs, we believe these price increases will allow Natus to achieve a gross profit of 60% or higher for the full year 2011. However, for our first quarter, with seasonally lower revenues, we expect that gross profit will be less than 60%,” said Hawkins.

“We have substantially completed the integration of Medix. Medix manufactures and markets incubators and warmers, with 90% of its revenue historically coming from Latin America. In January, we brought Medix products into our international sales organization and are now selling them throughout the world, exclusive of the United States. We look to bring these products into the U.S. during 2012.We look forward to strong revenue growth from Medix in the years ahead as their products expand into markets outside of Latin America,” added Hawkins.

“I am excited and optimistic about our prospects in 2011 as we look to continue to drive our strategy of combining internal growth with accretive acquisitions to continue to build a focused and highly profitable medical device company,” said Hawkins.

Financial Guidance

Natus reiterated the 2011 financial guidance that it previously provided. For the full year 2011, the Company expects to report revenue of $247 million to $250 million and non-GAAP earnings per share of $0.77 to $0.80. For the first quarter of 2011, the Company expects to report revenue of $56.5 million to $58.5 million and non-GAAP earnings per share of $0.10 to $0.12.

The Company's full year and first quarter 2011 non-GAAP earnings per share guidance excludes amortization expense associated with acquisition-related intangible assets, which the Company expects to be approximately $5 million and $1.2 million for the full year and first quarter 2011, respectively, and which the Company expects will reduce GAAP earnings per share by approximately $0.11 and $0.03 in the respective periods. The non-GAAP earnings per share guidance for both periods also excludes the effects of restructuring charges that the Company expects it may incur in 2011, the amount and timing of which have not yet been determined, as well as the impact any future acquisitions might have on its results of operations.

The Company's non-GAAP guidance includes the impact of expensing employee share based compensation. All earnings per share amounts are on a diluted basis.

The Company’s 2011 financial guidance excludes amortization of acquisition related intangible assets, restructuring charges, and the impact future potential acquisitions may have on results of operations. The Company believes that the presentation of financial guidance excluding these factors provides meaningful information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes its non-GAAP financial guidance facilitates comparison of operating results across reporting periods.

Use of non-GAAP Financial Measures

The Company’s non-GAAP results for 2010 exclude amortization expense associated with certain acquisition-related intangible assets, a restructuring charge to eliminate redundant personnel costs resulting from the acquisition of Alpine Biomed Holdings Corp in September 2009, charges associated with the discontinuance of the Clarity newborn hearing screening product line, and costs associated with the acquisition of Medix, including severance costs and direct costs of the acquisition.

The Company believes that the presentation of results excluding amortization and these other charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods. A reconciliation between the Company's results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of the Company's financial results release.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today (8:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing 800-291-9234 for domestic callers, or 1-617-614-3923 for international callers, and entering reservation code 89357820. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 888-286-8010 for domestic callers, or 1-617-801-6888 for international callers, and entering reservation code 56964324.

The conference call also will be available real-time via the Internet at http://investor.natus.com and a recording of the call will be available on the Company's Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatalogy, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, incubators to control the newborn’s environment, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include statements regarding revenue and non-GAAP profitability in the first quarter and full year 2011, the achievement of a 60 percent gross profit in 2011, the impact of amortization expense associated with acquisition-related intangible assets, the potential for future restructuring charges, the potential for future acquisitions, revenue growth of Medix, and the intent to bring Medix products into the United Sates. These statements relate to current estimates and assumptions of our management as of the date of this press release, and future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market, integrating acquired businesses, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.
More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2009, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December	December	December	December
	2010	2009	2010	2009

Revenue	$63,170	$51,449	$218,655	$166,425
Cost of revenue	25,998	21,804	88,727	66,215

Gross profit	37,172	29,645	129,928	100,210

Operating expenses:
Marketing and selling	14,523	13,250	54,717	45,304
Research and development	6,095	4,878	21,283	16,732
General and administrative	9,111	6,744	35,893	23,071

Total operating expenses	29,729	24,872	111,893	85,107

Income from operations	7,443	4,773	18,035	15,103

Other income/(expense):
Interest income	6	10	36	228
Interest expense	(78)	(22)	(128)	(153)
Other income (expense), net	(55)	1,178	(25)	1,675

Total other income/(expense)	(127)	1,166	(117)	1,750

Income before provision for income tax	7,316	5,939	17,918	16,853
	-		-
Provision for income tax	2,067	1,889	5,862	5,578

Net income	$5,249	$4,050	$12,056	$11,275

Earnings per share:
Basic	$0.19	$0.15	$0.43	$0.41
Diluted	$0.18	$0.14	$0.41	$0.40

Weighted-average shares used to compute:
Basic earnings per share	28,303	27,686	28,092	27,651
Diluted earnings per share	29,297	28,769	29,217	28,476

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December	December	December	December
	2010	2009	2010	2009

GAAP based results:

Income before provision for income tax	$7,316	$5,939	$17,918	$16,853

Non-GAAP adjustments:

Amortization expense associated with certain					(a)
acquired intangible assets reported as a
component of:
Cost of revenue	525	491	2,056	1,720
Marketing and selling	345	326	1,334	1,039
Research and development	370	375	1,481	1,501

Restructuring charges	842		3,949		(b)

Direct costs of acquisitions	118	88	297	548	(c)

Costs associated with the discontinuance of					(d)
the Sonamed Clarity hearing screener reported
as a component of:
Cost of revenue			1,081
Marketing and selling			300

Non-GAAP income before provision
for income tax	9,516	7,219	28,416	21,661

Provision for income tax, as adjusted	2,541	2,389	9,282	7,170

Non-GAAP net income	$6,975	$4,830	$19,134	$14,491

Non-GAAP earnings per share:
Basic	$0.25	$0.17	$0.68	$0.52
Diluted	$0.24	$0.17	$0.65	$0.51

Weighted-average shares used to compute:
Basic non-GAAP earnings per share	28,303	27,686	28,092	27,651
Diluted non-GAAP earnings per share	29,297	28,769	29,217	28,476

Memo, Gross profit percentage:
GAAP basis	58.8%	57.6%	59.4%	60.2%
non-GAAP basis	59.7%	58.6%	60.9%	61.2%

Note:
The Company has elected to provide non-GAAP financial results that exclude the items below as this presentation is common among companies that are active acquirors and whose results are, accordingly, affected by such charges, because this information is used by management to evaluate operating results and because it believes this information will assist investors in making period to period comparisons of the Company's operating results.

(a)	Amortization expense associated with acquired intangible assets with definite lives.

(b)	Restructuring charges including accruals for severance benefits and exit and disposal costs, reported as a component of general and administrative expense.

(c)	Direct costs of acquisitions that are expensed pursuant to the requirement of ASC 805, reported as a component of general and administrative expense.

(d)
Charge associated with discontinuance of the Sonamed Clarity newborn hearing screener. Costs include concessions given to customers purchasing a replacement hearing screener, write-down of inventory, and write-off of tradenames.

COMPANY CONTACT:
Natus Medical Incorporated
Steven J. Murphy
Chief Financial Officer
(650) 802-0400
InvestorRelations@Natus.com